As filed with the U.S. Securities and Exchange Commission on June 29, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

XEROX HOLDINGS CORPORATION

(Exact name of registrant as specified in its charter)

New York	83-3933743
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

201 Merritt 7

Norwalk Connecticut 06851

(Address of principal executive offices)

Xerox Holdings Corporation Amended and Restated Equity Compensation

Plan For Non-Employee Directors (2021 Restatement)

(Full Title of the Plan)

Douglas H. Marshall,

Secretary

Xerox Holdings Corporation

202 Merritt 7

Norwalk Connecticut 06851

(Name and address of agent for service)

(203) 849-5216

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filter filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 1(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered (1)	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (3)
Common Stock, par value $1.00 per share	500,000	$23.39	$11,695,000	$1,275.92

(1)

Pursuant to Rule 416(b), the number of shares being registered shall be adjusted to include any additional shares of Registrant’s Common Stock that may from time to time become issuable under the plan described herein in connection with, or as a result of, stock splits, stock dividends, recapitalizations or similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 475(c) and Rule 457(h) under the Securities Act. The maximum offering price per share and maximum aggregate offering price are based upon the average of the high and low sales prices of Registrant’s Common Stock as reported on the New York Stock Exchange on June 22, 2021.

(3)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $109.10 per $1,000,000 of the proposed maximum offering price.

INTRODUCTORY STATEMENT

This Registration Statement on Form S-8 is being filed by Xerox Holdings Corporation (the “Registrant”) for the purpose of registering 500,000 additional shares of the Registrant’s common stock, par value $1.00 per share (“Common Stock”), which may be issued upon exercise of options, rights and other awards granted and to be granted pursuant to the Xerox Holdings Corporation Amended and Restated Equity Compensation Plan For Non-Employee Directors (2021 Restatement), as from time to time amended.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference in this registration statement the following documents and information heretofore filed with the Securities and Exchange Commission (the “Commission”):

(1)	Registrant’s and Xerox Corporation’s combined Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the Commission on February 25, 2021;

(2)

The information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 from our definitive proxy statement for our 2021 Annual Meeting of Shareholders, filed on Schedule 14A with the Commission on April 7, 2021, as supplemented by the Supplement to Proxy Statement filed on Schedule 14A with the Commission on April 26, 2021;

(3)	Registrant’s and Xerox Corporation’s combined Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed with the Commission on April 30, 2021;

(4)	Registrant’s and Xerox Corporation’s combined Current Report on Form 8-K filed with the Commission on January 26, 2021;

(5)	Registrant’s Current Report on Form 8-K filed with the Commission on May 25, 2021; and

(6)

Description of Registrant’s Common Stock, contained in Exhibit 4(d) to Registrant’s and Xerox Corporation’s combined Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed with the Commission on February 28, 2020.

In addition, all reports (other than portions of Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, unless otherwise indicated therein) filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein and to be a part hereof shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. The Registrant’s Exchange Act file number with the Commission is 001-39013.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The validity of the Common Stock offered hereby has been passed upon by Louis J. Pastor, Chief Legal Officer of Xerox Holdings Corporation. As of February 28, 2021, Mr. Pastor beneficially owned 214,653 shares of Xerox common stock.

Item 6.	Indemnification of Directors and Officers.

The Registrant, a New York corporation, is empowered by Sections 721-726 of the New York Business Corporation Law, subject to the procedures and limitations therein, to indemnify and hold harmless any director or officer or other person from and against any and all claims and demands whatsoever, subject to such standards and restrictions, if any, as are set forth in its Certificate of Incorporation or By-laws.

The Registrant’s Certificate of Incorporation does not contain indemnification provisions. Article VIII of the Registrant’s By-laws requires the Registrant to indemnify any person made or threatened to be made a party in any civil or criminal action or proceeding, including an action or proceeding by or in the right of the Registrant to procure a judgment in its favor or by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the Registrant served in any capacity at the request of the Registrant, by reason of the fact that he, his testator or intestate is or was a director or officer of the Registrant or serves or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity against judgments, fines, penalties, amounts paid in settlement and reasonable expenses, including attorneys’ fees, incurred in connection with such action or proceeding, or any appeal therein, provided that no such indemnification shall be required with respect to any settlement unless the Registrant shall have given its prior approval thereto.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

(3)(a)	Restated Certificate of Incorporation of Registrant filed with the Department of State of the State of New York on July 31, 2019 (incorporated by reference to Exhibit 3.2 to Registrant’s Current Report on 8-K dated July 31, 2019 filed with the Commission on July 31, 2019.)

(3)(b)	By-Laws of Registrant, as amended through March 6, 2020 (incorporated by reference to Exhibit 3.1 to Registrant’s Current Report on Form 8-K dated March 6, 2020 filed with the Commission on March 11, 2020.)

(4)(a)	Amended and Restated Equity Compensation Plan for Non-Employee Directors (2021 Restatement) (incorporated by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K dated May 20, 2021 filed with the Commission on May 25, 2021).

(5)(a)	Opinion of Louis J. Pastor as to the validity of the shares of Xerox common stock*

(23)(a)	Consent of Louis J. Pastor (contained in Exhibit (5)(a))

(23)(b)	Consent of PricewaterhouseCoopers LLP*

(24.1)	Power of Attorney (included on signature page hereto)

*	Filed herewith

Item 9.	Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (“Securities Act”); (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act ) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norwalk, State of Connecticut, on June 29, 2021.

XEROX HOLDINGS CORPORATION

By:	/s/ Giovanni Visentin
Name:	Giovanni Visentin
Title:	Vice Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW TO ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Giovanni (“John”) Visentin, Louis J. Pastor and Douglas H. Marshall, and each or any one of them, as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, with the Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that each such attorney-in-fact, or his agent or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

	Signature	Title	Date

Name:	/S/ Giovanni Visentin	Vice Chairman, Chief Executive	June 18, 2021
	Giovanni Visentin	Officer and Director (Principal Executive Officer)

Name:	/S/ Xavier Heiss	Executive Vice President and	June 18, 2021
	Xavier Heiss	Chief Financial Officer (Principal Financial Officer)

Name:	/S/ Joseph H. Mancini, Jr.	Vice President and Chief	June 18, 2021
	Joseph H. Mancini Jr.	Accounting Officer (Principal Accounting Officer)

Name:	/S/ Keith Cozza		June 17, 2021
	Keith Cozza	Director

Name:	/S/ Joseph J. Echevarria		June 17, 2021
	Joseph J. Echevarria	Director

Name:	/S/ Aris Kekedjian		June 18, 2021
	Aris Kekedjian	Director

Name:	/S/ Cheryl Gordon Krongard		June 23, 2021
	Cheryl Gordon Krongard	Director

Name:	/S/ A. Scott Letier		June 17, 2021
	A.Scott Letier	Director

Name:	/S/ Nichelle Maynard-Elliott		June 21, 2021
	Nichelle Maynard-Elliott	Director

Name:	/S/ Steven Miller		June 17, 2021
	Steven Miller	Director

Name:	/S/ James L. Nelson		June 17, 2021
	James L. Nelson	Director

Name:	/S/ Margarita Paláu-Hernández		June 18, 2021
	Margarita Paláu-Hernández	Director